Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Ingersoll Rand Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	11,500,000	$80.07	$920,805,000	0.0001381	$127,163.17
Total Offering Amounts						$920,805,000		$127,163.17
Total Fee Offsets								$0.00
Net Fee Due								$127,163.17

(1)
Represents 11,500,000 shares of common stock, par value $0.01 per share, of Ingersoll Rand Inc. (the “common stock”) approved for issuance pursuant to the Ingersoll Rand Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”). Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 to which this exhibit relates also covers an indeterminate amount of additional shares of common stock that may become issuable under the 2026 Plan to prevent dilution resulting from stock splits, stock dividends or other similar transactions. The amount of the registration fee is estimated, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act and is based on a price of $80.07 per share, which is the average of the high and low prices of the common stock as reported by The New York Stock Exchange on July 21, 2026. Dollar amounts are rounded up to the nearest cent.